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                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         SPECIALTY CHEMICAL RESOURCES
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


Payment of filing fee (Check the appropriate box):
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

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NEWS RELEASE                                     [MACKENZIE PARTNERS, INC. LOGO]
                                                                156 FIFTH AVENUE
                                                             NEW YORK, NY  10010
                                                                    212 929-5500
                                                                FAX 212 929-0308
CONTACT:
--------
Daniel H. Burch
(212) 929-5748
Neil J. Call
(212) 929-5804


FOR IMMEDIATE RELEASE:
----------------------


    SPECIALTY CHEMICAL'S CEO REJECTS DISSIDENT GROUP'S BELOW MARKET OFFER
         TO BUY HIS SHARES, CRITICIZES ATTEMPT AS "REVERSE GREENMAIL"

MACEDONIA, OHIO, May 24, 1995 -- Specialty Chemical Resources, Inc. (AMEX: CHM) Chairman and Chief Executive Officer, Edwin M. Roth, announced today that he has flatly rejected an offer by a small group of dissident stockholders, headed by Charles M. Woolley, to buy his Specialty Chemical stock for the below-market price of $3.75 per share. Mr. Woolley wanted to buy the stock and have Mr. Roth and the current Board cede control of the Company to Woolley and his cohorts.

Mr. Roth told Specialty Chemical stockholders of his rejection in a letter being mailed today in connection with a proxy contest for the Company's June 8, 1995 Annual Meeting. Mr. Roth's letter was highly critical of Woolley's low-ball offer to purchase his stock, which represents over 14% of the Company, calling the offer in effect "reverse greenmail."

Mr. Roth's letter emphasized the "illusory" nature of the offer, stating, "This 24-hour take it or leave it stunt -- on the eve of our election contest -- is nothing more than a public relations ploy. Clearly our investors will see this ruse for what it is -- a blatant attempt to dodge the justified concerns of Specialty Chemical investors about the sincerity of the entire Woolley group based on their meager investment of less than $40,000 in common stock."

Specialty Chemical's Annual Meeting will be held at the Company's offices, 9100 Valley View Road, Macedonia, Ohio and is scheduled for Thursday, June 8, 1995 at 10:00 a.m. Six Directors of the Company are up for re-election. Management's nominees are Edwin M. Roth, Corey B. Roth, George N. Aronoff, Victor Gelb, Norton W. Rose and Lionel N. Sterling.


                                    # # #

Editors Note: Additional copies of the text of Mr. Roth's letter, which is attached, is available from MacKenzie Partners, Inc. at (800) 322-2885.
                           [TEXT OF LETTER FOLLOWS]

                       SPECIALTY CHEMICAL RESOURCES, INC.

                             9100 Valley View Road
                             Macedonia, Ohio 44056

                                                                    May 23, 1995

DEAR STOCKHOLDER:

     In a transparent attempt to justify their lack of a meaningful personal financial commitment to Specialty Chemical, small-time raider Charles Woolley and his cohorts have made a RIDICULOUS LOW-BALL OFFER TO BUY MY 564,488 SHARES OF COMMON STOCK FOR ONLY $3 3/4 PER SHARE.

     IN ADDITION TO REJECTING HIS LOW-BALL PRICE, I HAVE TOLD MR. WOOLLEY THAT NO OFFER SHOULD BE MADE TO ME WITHOUT THE SAME OFFER BEING MADE TO ALL STOCKHOLDERS OF THE COMPANY. I AM NOT INTERESTED IN "REVERSE GREENMAIL."

     Knowing full well that I would turn down their illusory offer, this 24-hour take it or leave it stunt -- on the eve of our election contest -- is nothing more than a public relations ploy. Clearly our investors will see this ruse for what it is -- a blatant attempt to dodge the justified concerns of Specialty Chemical investors about the sincerity of the entire Woolley group.

                  WOOLLEY WANTS CONTROL OF SPECIALTY CHEMICAL
            BUT IS UNWILLING TO PAY A FAIR PRICE TO ALL STOCKHOLDERS

     Considering the pittance that this group has at risk in this proxy fight raid on your Company, we continue to question their real motives. We think Mr. Woolley should be more forthcoming with our stockholders.

     - Mr. Woolley, who tells you he wants to be Specialty Chemical's next President, needs to be more candid about the circumstances surrounding his "departure" from his most recent employer.

     - In addition, Mr. Bott, their self-anointed chief financial officer, should explain why he was not kept on by RPM Inc. when it acquired his company and why Mr. Judy was involved in litigation over his compensation benefits after he "resigned" from the same company.

           DO NOT LET YOUR ANNUAL MEETING BE USED AS AN OUTPLACEMENT
                    SOURCE FOR UNEMPLOYED FORMER EXECUTIVES

     Ask yourself what these so-called "turn-around" artists bring to the table. What they are really trying to turn-around is their own careers.

                    WHO DO YOU THINK IS MORE CLOSELY ALIGNED
                          WITH STOCKHOLDER INTERESTS?

     Remember, the Woolley group's investment of all six of their nominees is under $40,000 -- less than one-fiftieth of the amount your Directors and management have invested in Specialty Chemical common stock.

DON'T TURN OVER CONTROL OF YOUR COMPANY'S BRIGHT FUTURE TO THESE RAIDERS -- YOU,
                       NOT THEY, SHOULD BENEFIT FROM THE
                 COMPANY'S RECOVERY AND RETURN TO PROFITABILITY

     Your Company has already weathered the most difficult period in its recent history -- we have recovered from a devastating plant fire and successfully rebuilt and streamlined our operations. The cost cutting and consolidation moves made by your management team have positioned the Company to report significant profits in the third and fourth quarters of this year.

     - New product developments and dedication to the needs of our customers will enable us to maximize stockholder value as we move forward.

     - OUR ORDER INTAKE IS STRONG AND OUR CUSTOMERS' REACTION IS EXTREMELY POSITIVE TO THE 250 NEW FORMULATIONS THAT WE HAVE DEVELOPED THIS YEAR ALONE -- WITH ORDERS FOR 57 NEW FORMULATIONS ALREADY ON OUR BOOKS.

     - Your Company's cash flow remains strong. Since March 1992, your Company's tangible net worth has increased from $4.0 million to $8.3 million at the end of 1994.

     - PLANT CONSOLIDATIONS ARE EXPECTED TO YIELD OVER HALF A MILLION DOLLARS IN ANNUAL SAVINGS -- THIS IS ON TOP OF ADDITIONAL BENEFITS TO BE REALIZED FROM SUBSTANTIAL SALARY AND OTHER OVERTIME AND HEAD-COUNT REDUCTIONS.

     - Operating margins are also expected to improve from projected reduced inventory, lower transportation costs and increased capacity utilization. Our new computer system should also have a positive bottom-line impact as a result of better production scheduling and improved purchasing efficiencies of raw materials.

                  SUPPORT YOUR COMPANY AND YOUR CURRENT BOARD
                           VOTE THE WHITE PROXY TODAY

     Your vote is important. The success of your Company's future depends on your vote at this year's Annual Meeting. Please sign, date and mail the enclosed duplicate WHITE proxy promptly.

     DON'T HAND OVER CONTROL OF SPECIALTY CHEMICAL TO A BUNCH OF SMALL-TIME CORPORATE RAIDERS -- NONE OF WHOM OWNED A SINGLE SHARE OF STOCK BEFORE JANUARY OF THIS YEAR. They want control but are not offering to pay you anything for your shares. Reject their efforts to sell you short by voting to re-elect your management nominees by signing, dating and mailing the WHITE proxy today.

     The Board of Directors appreciates your continued support.

                                            Sincerely,

                                            EDWIN M. ROTH
                                            Chairman and Chief Executive Officer

                      INSTRUCTIONS FOR VOTING YOUR SHARES

VOTING BY PROXY

     1. To be sure your vote is counted, please sign, date and return the enclosed duplicate proxy.

     2. DO NOT SIGN any blue proxy card you may receive from Mr. Woolley or persons acting on his behalf, even as a protest.

     3. All proxies should be received by Thursday, June 8, 1995 to be counted.

     4. Only your latest dated proxy will be counted.

VOTING IN PERSON

     The Annual Meeting will be held at the offices of Specialty Chemical Resources, Inc. 9100 Valley View Road, Macedonia, Ohio on June 8, 1995 at 10:00 a.m. Eastern Daylight-Saving Time. Even if you previously voted by proxy, you can vote by ballot at the meeting.

FOR ASSISTANCE

     Call MacKenzie Partners, Inc. at (800) 322-2885 Toll-Free or (212) 929-5500 (collect).

                         TIME IS SHORT -- DO NOT DELAY
                          VOTE YOUR WHITE PROXY TODAY

 IF YOU HAVE QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CONTACT
         SPECIALTY CHEMICAL RESOURCES, INC. AT (216) 468-1380 EXT. 213
                                       OR

                          [MacKenzie Partners logo]

                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                         (212) 929-5500 (CALL COLLECT)
                                       OR
                         CALL TOLL-FREE (800) 322-2885